UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of Earliest Event Reported): November 29, 2005

Frozen Food Express Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 1-10006

Texas		75-1301831
(State or Other Jurisdiction		(I.R.S. Employer
of Incorporation or Organization)		Identification No.)
1145 Empire Central Place
Dallas, TX 75247-4309
(Address of Principal Executive Offices, Including Zip Code)

214-630-8090
(Registrant's Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement
In connection with the appointment of Mr. Gary M. Pruden described below in Item 5.02(c), Frozen Food Express Industries, Inc. (the “Company”) entered into a Change in Control Agreement (the “Pruden Agreement”) with Mr. Pruden effective December 2, 2005. The form of the Pruden Agreement is substantially similar to the form of Change in Control Agreement entered into with the other executive officers of the Company that is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 28, 2000, and is incorporated herein by reference.

Item 1.02.             Termination of a Material Definitive Agreement
    Please see Item 5.02(b) below.

Item 5.02.             Departure of Directors or Principal Officers; Election of Directors;  Appointment of Principal Officers
    (a) Effective with the termination of his employment as Senior Vice President and Chief Financial Officer of the Company as described at item 5.02(b) below, Mr. F. Dixon McElwee, has also resigned from the Company's Board of Directors.

    (b) The service of Mr. McElwee as Senior Vice President and Chief Financial Officer of the Company ended on November 29, 2005. The Company and Mr. McElwee are currently negotiating the terms of an agreement regarding his resignation and termination of his employment. The Company and Mr. McElwee had entered into a Change in Control Agreement (the “McElwee Agreement”) pursuant to which Mr. McElwee was entitled to severance benefits in the event of a "change in control" (as defined in the McElwee Agreement) of the Company during the term of his employment. The terms of that agreement expired upon the termination of Mr. McElwee’s employment by the Company. A form of such agreement was filed with the SEC as exhibit 10.1 to the Company’s current report on Form 8-K, which was filed with the SEC on June 28, 2000, and is incorporated herein by reference.

    (c)  The Company’s Board of Directors has appointed Mr. Pruden to the position of Senior Vice President and Chief Financial Officer, effective November 29, 2005. On December 2, 2005, Mr. Pruden was also elected to fill the vacancy created by Mr. McElwee's resignation from the Board.  Mr. Pruden will serve as a class II director of the Company, with a term that will expire at the Company’s 2006 Annual Meeting of Shareholders.
For thirteen years prior to joining FFEX, Mr. Pruden, age 44, was employed by USF Corporation, which was acquired by Yellow Corporation during May of 2005. In his career at USF, Mr. Pruden has served in several leadership roles, most recently as Chief Operating Officer of USF Dugan, a $260 million (revenue) less-than-truckload subsidiary of USF Corporation. A Certified Public Accountant, Mr. Pruden also served as Dugan's CFO from 1996 to 2003, and previously held the position of Controller with USF Redstar.  A summary of Mr. Pruden’s compensation arrangements reflecting his responsibilities as Senior Vice President and Chief Financial Officer is filed as Exhibit 99.1 hereto.
Under the terms of the Pruden agreement and substantially identical agreements in place with the Company’s other two Executive Officers, if an Executive Officer (i) is terminated by the Company without cause during the six month period following a change in control ("Transition Period"), (ii) resigns for "good reason" (as defined in the agreements) during the Transition Period, or (iii) resigns for any reason during the ten day period following a change in control or during the thirty day period following the Transition Period, then the Company is required to provide the Executive Officer with certain payments and benefits. Such payments and benefits include (a) payment of accrued and unpaid base salary, car allowance, plus accrued and unpaid bonus, if any, for the prior fiscal year plus a pro-rated bonus (as defined in the agreements) for the year during which such Executive Officer's employment is terminated; (b) payment of a lump sum amount equal to the sum of 2.9 times the Executive Officer's annual pay (as defined in the agreements); (c) payment of the unvested account balance under the Company's 401(k) Savings Plan and 401(k) Wrap Plan; (d) continued participation, at the same premium rate charged when actively employed, in the Company's employee welfare plans, until the expiration of two years following the change in control or cash equivalent; (e) vesting of all stock options on change of control; and (f) "gross-up" payments, if applicable, in the amount necessary to satisfy any excise tax imposed on the Executive Officer by the Internal Revenue Code of 1986.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1  Summary of Compensation Arrangements
99.2  Press Release dated November 29, 2005 of Frozen Food Express Industries, Inc.

Signatures

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

FROZEN FOOD EXPRESS INDUSTRIES, INC.

Date: December 2, 2005	By: /s/ Stoney M. Stubbs, Jr.
Stoney M. Stubbs, Jr.
Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Summary of Compensation Arrangements
99.2	Press Release dated November 29, 2005 of Frozen Food Express Industries, Inc.